Filed Pursuant to Rule 424(b)(3)
                                                   Registration No.  333-84082


                         SUPPLEMENT DATED JULY 10, 2002
                       TO THE PROSPECTUS DATED MAY 2, 2002
     FOR UP TO $5,000,000 4% CONVERTIBLE DEBENTURES, DUE MARCH 31, 2009, OF

                          FLORIDA SAVINGS BANCORP, INC.


      The prospectus describing an offering of up to $5.0 million 4% convertible debentures, due March 31, 2009, of Florida Savings Bancorp, Inc., dated May 2, 2002, is hereby amended to reflect the change set forth below. It is suggested you keep this supplement with the prospectus for future reference. Upon request, Florida Savings Bancorp will furnish you a copy of the prospectus and any supplements thereto.

EXTENSION OF EXPIRATION DATE

      The prospectus is hereby amended by extending the expiration date of the offering to 5:00 P.M., MIAMI, FLORIDA TIME, SEPTEMBER 3, 2002. The offering may not be extended any further.


      The following is set forth to repeat certain disclosure provided in the prospectus and to further assist you with your purchase.

ACCEPTANCE OF SUBSCRIPTIONS

      As set forth in the prospectus, once the $2.0 million minimum of debentures has been sold, Florida Savings Bancorp may conduct an initial closing and issue the debentures sold as of that date. Following the initial closing, Florida Savings Bancorp may continue the offering and accept additional subscriptions for debentures, up to the maximum of $5.0 million.

HOW TO SUBSCRIBE FOR DEBENTURES

      As set forth in the prospectus, you may subscribe for debentures by completing and signing your debenture order form and delivering it, together with payment of the subscription price and any other required documents to SunTrust Bank, the escrow agent, by the expiration date. PLEASE NOTE THAT YOUR CURRENT DEBENTURE ORDER FORM IS STILL VALID. A NEW DEBENTURE ORDER FORM SETTING FORTH THE NEW EXPIRATION DATE WILL NOT BE PROVIDED.

      For assistance, please contact Kendrick, Pierce Securities, Inc. at (866) 254-2265.